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                                                                     EXHIBIT (h)

              [Letterhead of Troy & Gould Professional Corporation]
                       1801 Century Park East, 16th Floor
                          Los Angeles, California 90067

                                December 4, 2001


Damson/Birtcher Realty Income Fund I
c/o Damson/Birtcher Partners
27611 La Paz Road
Laguna Niguel, California 92656

         Re:      Material Federal Income Tax Consequences

Ladies and Gentlemen:

         We have acted as special counsel to Damson/Birtcher Realty Income Fund I, a Pennsylvania limited partnership (the "PARTNERSHIP"), in connection with the Going Private Statement, dated December 4, 2001 (the "STATEMENT"), and related Notice of Offer to Settle Class and Derivative Action Claims (the "OFFER NOTICE") and Settlement Agreement and Release (the "SETTLEMENT AGREEMENT," and together with the Statement and Offer Notice, the "OFFER TO SETTLE") referred to in the Statement. Among other the things, the Offer to Settle contemplates the payment and distribution to the limited partners and other holders of limited partner interests in the Partnership (the "LIMITED PARTNERS") of their full ratable share of the remaining funds held by the Partnership in return for their agreement to settle purported class action and derivative lawsuits pending against the Partnership, Damson/Birtcher Partners, a California partnership, the Partnership's general partner (the "GENERAL PARTNER"), and other named defendants. As used in this opinion, the term Offer to Settle includes all amendments to the Offer to Settle that have been provided to us on or before the date hereof. You have requested our opinion regarding the material federal income tax consequences to the Limited Partners who accept the Offer to Settle.

         As a basis for rendering our opinions expressed herein, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Offer to Settle and (ii) such other certificates of public officials, certificates of officers of the Partnership or the General Partner and other documents as we have considered necessary or appropriate as a basis for rendering our opinions. As to questions of fact relevant to our opinions expressed herein, we have relied (without any independent investigation or inquiry by us) upon certificates and statements of the Partnership and General Partner, officers of the Partnership and General Partner, public officials and others.
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Damson/Birtcher Realty Income Fund I
December 4, 2001
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         In order to render our opinions, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate. Among other things and in addition to any other assumptions that are described in this opinion, we have made and are relying upon the following assumptions, all without any investigation or inquiry by us:

         A. All signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

         B. All factual representations and other statements regarding factual matters that are contained in the certificates of officers of the Partnership and the General Partner that we have examined are true and correct, and all factual representations and other statements regarding factual matters by the Partnership or the General Partner that are contained in the Offer to Settle are true and correct.

         C. The Offer to Settle will be consummated in accordance with the terms and conditions thereof, which will not be modified in any material respect prior its consummation. The Offer to Settle accurately describes (i) the business, financial condition and capitalization of the Partnership, (ii) the business purpose of the Offer to Settle and (iii) all other material facts of the Offer to Settle.

         As a basis for rendering the opinions expressed herein, we have considered and relied upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions and such other authorities as we have deemed appropriate. We express no opinion with respect to the laws of any jurisdiction other than the federal laws of the United States to the extent specifically set forth below, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

         This opinion is limited to the opinions expressly stated herein and does not include any implied opinions. Except as specifically set forth below, we express no opinion as to any federal, state, local or foreign tax consequences of the Offer to Settle or otherwise.

         The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including, without limitation, future changes in applicable law. The statutory provisions, regulations, interpretations and other authorities on which we have based our opinions are subject to change, possibly with retroactive effect, and any material change which is made after the date hereof in any of such statutory provisions, regulations, interpretations or other authorities could affect the conclusions stated herein. In addition, there
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Damson/Birtcher Realty Income Fund I
December 4, 2001
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can be no assurance that positions contrary to our opinions expressed herein will not be taken by the Internal Revenue Service.

         Based upon and subject to all of the foregoing and any and all other qualifications, limitations and assumptions that are set forth below, we are of the opinion that:

         1. The discussion that is set forth under the caption "Material Federal Income Tax Consequences" in the Statement is a correct description of the material United States federal income tax consequences of the Offer to Settle, subject to the qualifications and limitations described therein and in this opinion.

         We consent to the references to our firm under the captions "Material Federal Income Tax Consequences" and "Legal Matters" in the Statement. By giving you this opinion and consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                     Very truly yours,



                                                     TROY & GOULD
                                                     Professional Corporation